Exhibit 23.1

Independent Auditors' Consent

                We consent to the incorporation by reference in the Form 8-K/A of Scanner Technologies Corporation of our report dated February 11, 2002, except for the 3rd, 4th and 5th paragraph of Note 13 for which the date is April 19, 2002, appearing in the Definitive Proxy Statement on Schedule 14A filed on July 11, 2002.

/s/ Lethert, Skwira, Schultz & Co. LLP

St. Paul, Minnesota

October 7, 2002